Exhibit 5.20

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Renan Garcia Lopes, MAusIMM CP(Geo), hereby consent to the use of my name in connection with the reference to the mineral resource estimate for the Jacobina Mine as at December 31, 2019 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

By:	/s/ Renan Garcia Lopes
Name:	Renan Garcia Lopes, MAusIMM CP(Geo)

Dated: April 17, 2020